Exhibit 26 (h).i. i. i2.

AMENDMENT NO. 2 TO FUND PARTICIPATION AGREEMENT

(Service Shares)

This Amendment to the Fund Participation Agreement dated March 14, 2002, among Janus Aspen Series, (the “Trust”), and Massachusetts Mutual Life Insurance Company (the “Company”) is effective as of August 1, 2004.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule A shall be deleted and replaced in its entirety with the revised Schedule A attached hereto.

2.	Except as expressly set forth above, all other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

MASSSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By its authorized officer,

By:	/s/ David O’Leary

Title:	SVP

JANUS ASPEN SERIES
By Its authorized officer,

By:	/s/ Bonnie M. Howe
Bonnie M. Howe

Title:	Vice President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by the AUL Exec. Comm.	Contracts Funded By Separate Account

Massachusetts Mutual Life Insurance Company	MassMutual Transitions
Massachusetts Mutual Variable Annuity Separate Account 4	MassMutual Transitions Select MassMutual Evolution
July 9, 1997 811-8619

Massachusetts Mutual Variable Life Separate Account I	Survivorship Variable Universal Life II Variable Universal Life Survivorship Variable Universal Life
July 13, 1988	Variable Universal Life Guard Survivorship Variable Universal Life Guard